Exhibit 99.1

ACE Limited Bärengasse 32 CH-8001 Zurich Switzerland	+41 (0)43 456 76 00 main +41 (0)43 456 76 01 fax www.acegroup.com

Investor Contact:	Helen M. Wilson
(441) 299-9283
helen.wilson@acegroup.com

Media Contact:	Stephen M. Wasdick
(212) 827-4444
stephen.wasdick@acegroup.com

ACE REPORTS SECOND QUARTER NET INCOME OF $607 MILLION,

OPERATING INCOME OF $686 MILLION AND COMBINED RATIO OF 92.6%;

BOOK VALUE UP 3% IN THE QUARTER, 5% FOR THE YEAR;

P&C NET WRITTEN PREMIUMS UP 15% IN THE QUARTER;

OPERATING INCOME GUIDANCE INCREASED TO $6.00-$6.20 PER SHARE

ZURICH, July 26, 2011 — ACE Limited (NYSE: ACE) today reported net income for the quarter ended June 30, 2011 of $1.77 per share, compared with $1.98 per share for the same quarter last year(1); income excluding net realized gains (losses) was $2.01 per share for both periods.(2) Book value increased $737 million during the quarter, up 3% from March 31, 2011. Book value per share stands at $71.36. Annualized operating return on average equity for the quarter was 12.3%.(3) The property and casualty (P&C) combined ratio for the quarter was 92.6%.

Second Quarter Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income	$607	$677	(10)%	$1.77	$1.98	(11)%
Net realized gains (losses), net of tax	(79)	(11)	NM	(0.24)	(0.03)	NM

Income excluding net realized gains (losses), net of tax (2)	$686	$688	0%	$2.01	$2.01	0%

Net income for the six months ended June 30, 2011, was $2.54 per share, compared with $4.21 per share for the same period in 2010. For the six months ended June 30, 2011, income excluding net realized gains (losses) was $2.80 per share, compared with $3.72 per share for 2010. Book value increased $1.1 billion, up 5% from December 31, 2010. The P&C combined ratio for the six months ended June 30, 2011, was 98.4%.

Six Months Summary

(in millions, except per share amounts)

(Unaudited)

				(Per Share - Diluted)
	2011	2010	Change	2011	2010	Change
Net income	$866	$1,432	(40)%	$2.54	$4.21	(40)%
Net realized gains (losses), net of tax	(88)	165	NM	(0.26)	0.49	NM

Income excluding net realized gains (losses), net of tax (2)	$954	$1,267	(25)%	$2.80	$3.72	(25)%

Evan G. Greenberg, Chairman and Chief Executive Officer of ACE Limited, commented: “ACE had an excellent second quarter. Operating income was $686 million and our ROE was approximately 12.5%. Book value and book value per share grew 3% in the quarter and are up 5% and 4%, respectively, for the year.

“For the industry, this was another difficult quarter for natural catastrophes, while the challenges of a competitive insurance market globally and sluggish economic conditions in developed markets continue to weigh on growth. In contrast, our strategy of investing for growth, both organically and through acquisition, while resolutely maintaining underwriting discipline, continues to distinguish our company in terms of revenue growth, earnings and risk management. Our P&C net premiums grew 15% in the quarter while our combined ratio was 92.6%, which included net catastrophe losses of just over $100 million.

“Looking ahead to the second half of the year, we are confident we will achieve double-digit revenue growth and meet or exceed our updated earnings projections. We are well positioned to capitalize on a modestly improving commercial P&C pricing environment. In light of what we now know, we are raising full-year guidance to $6.00 - $6.20 per share of after-tax operating income from $5.40 - $5.70 per share projected at the end of last quarter.”

Operating highlights for the quarter ended June 30, 2011, were as follows: (1)

•	P&C net premiums written increased 15% and P&C net premiums earned increased 16%. On a constant-dollar basis, P&C net premiums written and earned increased 11% and 12%, respectively.
•

Total pre-tax catastrophe losses including reinstatement premiums were $134 million, compared with $81 million for the second quarter of 2010. The catastrophe losses represent 4.1 percentage points of the combined ratio.

•	The P&C combined ratio was 92.6% compared with 89.7% last year.
•	P&C underwriting income was $245 million compared with $294 million in 2010.
•	The expense ratio was 29.7% compared with 30.9% last year, an improvement of 1.2 percentage points to the combined ratio.

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•	Favorable prior period development pre-tax was $146 million compared with $149 million in 2010.
•	Operating cash flow was $1.1 billion for the quarter. Cash flow from operations this quarter includes $312 million of cash collateral related to a one-off transaction.
•	Net loss reserves increased $482 million in the quarter and $1.1 billion for the year.
•

Net investment income increased 10% to $569 million due primarily to a slower rate of turnover in the portfolio as book yield stabilized, a positive impact from foreign exchange and private equity distributions.

•	Annualized operating return on average equity was 12.3% for the quarter.(3)
•	Book value per share(4) increased 3% from $69.33 at March 31, 2011, to $71.36, and increased 4% from $68.59 at December 31, 2010.
•	Tangible book value per share(4) increased 3% from $55.31 at March 31, 2011, to $56.98, and increased 4% from $54.66 at December 31, 2010.
•	Net realized and unrealized gains after tax from our investment portfolio totaled approximately $137 million compared to $422 million last year.

Details of our financial results for our business segments are available in the ACE Limited Financial Supplement. Key segment items for the quarter ended June 30, 2011, include:

•	Insurance-North American: Net premiums written increased 21%. The combined ratio was 95.0% compared with 90.3%.
•	Insurance-Overseas General: Net premiums written increased 14%. The combined ratio was 91.4% compared with 90.9%.
•	Global Reinsurance: Net premiums written decreased 2%. The combined ratio was 67.9% compared with 64.7%.
•	Life: Revenues increased 16%. Operating income was $95 million compared with $78 million.

Please refer to the ACE Limited Financial Supplement, dated June 30, 2011, which is posted on our website in the Investor Information section, and access Financial Reports for more detailed information on individual segment performance, together with additional disclosure on reinsurance recoverable, loss reserves, investment portfolio and capital structure.

The company is increasing earnings guidance for full-year 2011 as a result of actual experience in the second quarter, a projected higher run rate for investment income and a projected increase in underwriting results for the second half. Operating income is now expected to range between $6.00 and $6.20 per share for the full year. This includes $544 million after-tax in catastrophe losses for the first half, plus $200 million after-tax in catastrophe losses for the balance of the year. The guidance also includes $187 million of after-tax positive prior period development reflected in the first half. There is no prior period development included in our guidance for the second half.

ACE will host its second quarter earnings conference call and webcast on Wednesday, July 27, 2011, beginning at 8:30 a.m. Eastern. The earnings conference call will be available via live and archived webcast at www.acegroup.com or by dialing 800-967-7134 (within the United States) or 719-325-2122 (international); passcode 3473741. Please refer to the ACE Limited website in the Investor Information section under Calendar of Events for details. A replay of the call will be available for approximately one month. To listen to the replay, dial: 888-203-1112 (in the United States) or 719-457-0820 (international); passcode 3473741.

The ACE Group is a global leader in insurance and reinsurance serving a diverse group of clients. Headed by ACE Limited (NYSE:ACE), the ACE Group conducts its business on a worldwide basis with operating subsidiaries in more than 50 countries. Additional information can be found at: www.acegroup.com

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(1) All comparisons are with the same period last year unless specifically stated.

(2) Non-GAAP Financial Measures:

Operating Income or Income excluding net realized gains (losses), net of tax is a common performance measurement for insurance companies. We believe this presentation enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business. We exclude net realized gains (losses) and net realized gains (losses) included in Other income (expense) related to partially-owned entities because the amounts of these gains (losses) do not relate to their respective operations.

Underwriting income is calculated by subtracting losses and loss expenses, policy benefits, policy acquisition costs and administrative expenses from net premiums earned. We use underwriting income and operating ratios to monitor the results of our operations without the impact of certain factors, including net investment income, other income (expense), interest and income tax expense and net realized gains (losses). Life underwriting income includes net investment income. We believe the use of these measures enhances the understanding of our results of operations by highlighting the underlying profitability of our insurance business.

See reconciliation of Non-GAAP Financial Measures on page 27 in the financial supplement. These measures should not be viewed as a substitute for net income determined in accordance with generally accepted accounting principles (GAAP).

(3) Calculated using income excluding net realized gains (losses) divided by average shareholders’ equity for the period excluding unrealized gains (losses) on investments and the deferred tax component included in shareholders’ equity. To annualize a quarterly rate, multiply by four.

(4) Book value per common share is shareholders’ equity divided by the shares outstanding. Tangible book value per common share is shareholders’ equity less goodwill and other intangible assets divided by the shares outstanding.

NM – not meaningful comparison

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Cautionary Statement Regarding Forward-Looking Statements:

Forward-looking statements made in this press release, such as those related to company performance and guidance, recent corporate developments and acquisitions, our products and product mix, economic outlook and insurance market conditions, reflect our current views with respect to future events and financial performance and are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these statements. For example, our forward-looking statements could be affected by competition, pricing and policy term trends, the levels of new and renewal business achieved, the frequency of unpredictable catastrophic events, actual loss experience, uncertainties in the reserving or settlement process, integration activities and performance of acquired companies, new theories of liability, judicial, legislative, regulatory and other governmental developments, litigation tactics and developments, investigation developments and actual settlement terms, the amount and timing of reinsurance recoverable, credit developments among reinsurers, rating agency action, possible terrorism or the outbreak and effects of war, and economic, political, regulatory, insurance and reinsurance business conditions, as well as management’s response to these factors, and other factors identified in our filings with the Securities and Exchange Commission. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the dates on which they are made. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

(tables to follow)

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ACE Limited

Summary Consolidated Balance Sheets

(in millions of U.S. dollars, except per share data)

(Unaudited)

	June 30 2011	December 31 2010
Assets
Investments	$55,189	$51,407
Cash	833	772
Insurance and reinsurance balances receivable	4,923	4,233
Reinsurance recoverable on losses and loss expenses	13,375	12,871
Other assets	14,934	14,072

Total assets	$89,254	$83,355

Liabilities
Unpaid losses and loss expenses	$38,951	$37,391
Unearned premiums	6,913	6,330
Other liabilities	19,277	16,660

Total liabilities	65,141	60,381

Shareholders’ equity
Total shareholders’ equity	24,113	22,974

Total liabilities and shareholders’ equity	$89,254	$83,355

Book value per common share (4)	$71.36	$68.59

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ACE Limited

Summary Consolidated Financial Data

(in millions of U.S. dollars, except share, per share data, and ratios)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Gross premiums written	$5,423	$5,154	$10,067	$9,944
Net premiums written	3,953	3,420	7,399	6,991
Net premiums earned	3,757	3,233	7,066	6,510

Losses and loss expenses	2,226	1,800	4,489	3,721
Policy benefits	108	87	199	174
Policy acquisition costs	604	536	1,159	1,090
Administrative expenses	515	463	1,009	923

Underwriting income(2)	304	347	210	602

Net investment income	569	518	1,113	1,022
Net realized gains (losses)	(73)	9	(118)	177
Interest expense	62	52	125	104
Other income (expense)	(9)	(3)	5	1
Income tax expense	122	142	219	266

Net income available to holders of common shares	$607	$677	$866	$1,432

Diluted earnings per share:
Income excluding net realized gains (losses) (2)	$2.01	$2.01	$2.80	$3.72
Net income	$1.77	$1.98	$2.54	$4.21

Weighted average diluted shares outstanding	341.7	341.2	340.6	340.4

Loss and loss expense ratio	62.9%	58.8%	67.8%	60.3%
Policy acquisition cost ratio	16.3%	16.5%	16.6%	16.8%
Administrative expense ratio	13.4%	14.4%	14.0%	14.1%

Combined ratio	92.6%	89.7%	98.4%	91.2%

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ACE Limited

Consolidated Supplemental Segment Information

(in millions of U.S. dollars)

(Unaudited)

	Three Months Ended June 30		Six Months Ended June 30
	2011	2010	2011	2010
Gross Premiums Written

Insurance - North American	$2,714	$2,649	$4,672	$4,779
Insurance - Overseas General	1,937	1,787	3,877	3,658
Global Reinsurance	298	320	628	719
Life	474	398	890	788

Total	$5,423	$5,154	$10,067	$9,944

Net Premiums Written

Insurance - North American	$1,735	$1,438	$3,020	$2,833
Insurance - Overseas General	1,477	1,302	2,914	2,722
Global Reinsurance	282	289	597	660
Life	459	391	868	776

Total	$3,953	$3,420	$7,399	$6,991

Net Premiums Earned

Insurance - North American	$1,604	$1,326	$2,950	$2,696
Insurance - Overseas General	1,447	1,263	2,751	2,514
Global Reinsurance	254	256	514	532
Life	452	388	851	768

Total	$3,757	$3,233	$7,066	$6,510

Income Excluding Net Realized Gains (Losses) (2)

Insurance - North American	$284	$313	$547	$622
Insurance - Overseas General	225	186	236	342
Global Reinsurance	144	155	131	273
Life	95	78	170	150
Corporate	(62)	(44)	(130)	(120)

Total	$686	$688	$954	$1,267

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